SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT is made and entered into as of February 27, 2020 (the "**Effective Date**"), by and among TWO RIVERS WATER & FARMING COMPANY, a Colorado corporation ("**TWO RIVERS**"), and WATERVAULT AMERICA, INC., a Colorado corporation ("**WaterVault**"). For purposes of this Agreement, each of the TWO RIVERS Parties and WaterVault is sometimes individually referred to as a "**Party**" and all are collectively referred to as the "**Parties**." All capitalized terms, if not otherwise defined in the body of this Agreement, will have the meanings assigned to such terms in **Schedule 1** attached to this Agreement.

AGREEMENTS

WHEREAS, TWO RIVERS is the owner of 100% of the issued and outstanding membership interests of HCIC Holdings, LLC ("Holdings");

WHEREAS, the sole asset of Holdings is ownership of 5,602 shares of the mutual company Huerfano Cucharas Irrigation Company ("HCIC"), the mutual corporation owner of water infrastructure assets and infrastructure rights in Huerfano County;

WHEREAS, Holdings is party to two series of Secured Promissory Notes totaling $7,300,000.00 and $1,500,000.00, respectively, held by twenty-three (23) holders pursuant to which Holdings has pledged a first priority security interest in the HCIC shares acquired in the 2010 Transactions;

WHEREAS, WaterVault is a Public Benefits Corporation, as defined by the Public Benefit Corporation Act of Colorado, established to finance, construct, and acquire sustainable water infrastructure assets in rural farming communities deemed consistent with the public good, including contribution to the objectives set forth in the Colorado Water Plan;

WHEREAS, WaterVault is a veteran-owned corporation, as defined by federal law, with a business plan to work with public sector bodies to access infrastructure capital appropriated by Congress and available by statute and Executive Order to Service-Disabled Veteran Owned Small Businesses; and

WHEREAS, TWO RIVERS desires to sell to WaterVault and WaterVault desires to buy 100% of the Holdings Membership Interests in connection with certain Financing Guarantees delivered to TWO RIVERS;

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set out in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
THE EXCHANGE AND RELATED TRANSACTIONS

Section 1.01 Transfer of TWO RIVERS Interests. Subject to the terms and conditions of this Agreement, at the Closing and in consideration for the Closing Stock, TWO RIVERS hereby transfers, conveys, assigns, sets over, and delivers to WaterVault all of the Holdings Interests, free and clear of all Encumbrances. At the Closing, WaterVault will become the sole beneficial owner of Holdings, which holds 94.7% of the HCIC and assumption of debt not to exceed $10,000,000.00.

Section 1.02 Issuance of Closing Stock. Subject to the terms and conditions of this Agreement, at the Closing and as partial consideration for the transfer of the TWO RIVERS Interests in accordance

with **Section 1.01**, WaterVault hereby transfers, conveys, assigns, sets over, and delivers to TWO RIVERS all of the Closing Stock, free and clear of all Encumbrances. The Closing Stock will, at the Closing, equal to 6,000,000 shares of Common Stock of WaterVault and $58,969,000 of Preferred Shares, together the "Closing Consideration", comprised of the Closing Stock and the Assumed Liabilities, and the closing cash are $75,000,000. The Closing Stock will, when issued pursuant to this **Section 1.02**, be duly and validly authorized and issued, fully paid, and non-assessable. At the Closing, WaterVault will cause its transfer on Two Rivers's official share register the issuance of a stock certificate representing the Closing Stock to TWO RIVERS pursuant to this **Section 1.02**.

Section 1.03 Cash Payment. WaterVault to pay TWO RIVERS $500,000.00 as consideration for this Agreement.

Section 1.04 Assumption of Debt. WaterVault to assume $9,531,000.00 of debt itemized in EXHBIT B.

Section 1.05 Convertible Preferred. WaterVault to issue $58,969,000.00 Series A preferred stock to Buyer.

ARTICLE II
CLOSING; CLOSING DELIVERIES

Section 2.01 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Exchange and the other Contemplated Transactions (the "**Closing**") will take place remotely via the exchange of documents and signatures on or before February 28, 2019, or on such later date as the TWO RIVERS Parties may agree upon in writing, and, in any event, within three Business Days after the satisfaction or, to the extent permitted under this Agreement, waiver of all conditions set forth in this Agreement have been satisfied. The actual date of the Closing is referred to as the "**Closing Date**."

Section 2.02 TWO RIVERS Parties Closing Deliveries.

(a) an assignment evidencing the transfer of the TWO RIVERS Interests to WaterVault as contemplated in **Section 1.01**;

(b) the TWO RIVERS Disclosure Schedule;

(c) SEC Reports to be filed, including applicable Press Release;

(d) the Officer's Certificate required by **Section 6.02(g)**; and

(e) such other customary instruments of transfer, assumption, filings, or documents, in form and substance reasonably satisfactory to WaterVault, as may be required to give effect to this Agreement, the Transaction Documents, and the Contemplated Transactions.

(f) TWO RIVERS shall distribute the Common Stock pro-rata to its shareholders (30) days of the date of closing at the time of Buyer's filing of the statement, subject to applicable securities regulations.

(g) TWO RIVERS shall have the right, but not obligation to distribute $10,000,000 face value of preferred stock to the preferred shareholders of TR Capital, a subsidiary of Seller, as part of

a comprehensive package to convert one hundred percent (100%) of those shareholders preferred interests to common stock.

Section 2.03 **WaterVault Closing Deliveries.** At the Closing, subject to the terms and conditions of this Agreement, WaterVault will execute and deliver, or cause to be executed and delivered, to the TWO RIVERS Parties the following documents:

(a) a stock certificate evidencing all of the shares of the Closing Stock, duly registered in the name of TWO RIVERS, as contemplated in **Section 1.02**;

(b) the WaterVault Disclosure Schedule;

(c) a Good Standing Certificate as required by **Section 6.02(e)**;

(d) the Officer's Certificate required by **Section 6.02(g)**;

(e) documenting, if necessary, evidencing that WaterVault obtained all shareholder or similar equity holder approval of this Agreement, the other Transaction Documents, and the Contemplated Transactions; and

(f) such other customary instruments of transfer, assumption, filings, or documents, in form and substance reasonably satisfactory to the TWO RIVERS Parties, as may be required to give effect to this Agreement, the Transaction Documents, and the Contemplated Transactions.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF TWO RIVERS PARTIES

Except as set forth in the correspondingly numbered Section of the TWO RIVERS Parties Disclosure Schedule, TWO RIVERS Parties hereby represent and warrant to the WaterVault as follows:

Section 3.01 **Organization; Standing and Power; Charter Documents; No Subsidiaries.**

(a) **Organization; Standing and Power.** TWO RIVERS Parties are duly organized, validly existing, and in good standing under the Laws of the State of Colorado and has the requisite corporate power and authority to own, lease, and operate its assets and to carry on its business as currently conducted. TWO RIVERS Parties are duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) **Charter Documents.** TWO RIVERS Parties have delivered to the WaterVault true, accurate, and complete copies of all of its Charter Documents, all of which are in full force and effect as of the Effective Date. TWO RIVERS Parties are not in violation of any of the provisions of its Charter Documents.

(c) **No Subsidiaries.** Except as otherwise set forth in Section 3.01(c) of the TWO RIVERS Parties Disclosure Schedule, TWO RIVERS Parties has no Subsidiaries and does not own, or have any interest in any shares or other ownership interests of any other Person.

Section 3.02 **Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.**

(a) **Authority.** TWO RIVERS Parties have all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and each Transaction Document and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and each Transaction Document by TWO RIVERS Parties and the consummation by TWO RIVERS Parties of the Contemplated Transactions have been duly authorized by all necessary corporate actions on the part of TWO RIVERS Parties and no other corporate actions on the part of TWO RIVERS Parties are necessary to authorize the execution and delivery of this Agreement and the Transaction Documents or to consummate the Exchange and the other Contemplated Transactions. This Agreement and the Transaction Documents have been duly executed and delivered by TWO RIVERS Parties and constitute the legal, valid, and binding obligation of TWO RIVERS Parties, enforceable against TWO RIVERS Parties in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors' rights generally and by general principles of equity.

(b) **Non-Contravention.** The execution, delivery, and performance of this Agreement and the Transaction Documents by TWO RIVERS Parties, and the consummation by TWO RIVERS Parties of the Contemplated Transactions, including the Exchange, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of TWO RIVERS Parties; (ii) conflict with or violate any Law applicable to TWO RIVERS Parties or its properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in TWO RIVERS Parties' loss of any benefit or the imposition of any additional payment or other Liability under, or alter the rights or obligations of any Person under, or give to any Person any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which TWO RIVERS Parties are a party or otherwise bound; or (iv) result in the creation of a Lien on any of the properties or assets of TWO RIVERS Parties.

(c) **Governmental Consents.** No Consent of any Governmental Entity is required to be obtained or made in connection with the execution, delivery, and performance by TWO RIVERS Parties of this Agreement or any other Transaction Document or the consummation by TWO RIVERS Parties of the Exchange and other Contemplated Transactions, except for the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the Transaction Documents and the Exchange and other Contemplated Transactions.

(d) **Board Approval.** TWO RIVERS Parties' Board of Directors, by resolutions duly adopted by a unanimous vote at a meeting of all directors of TWO RIVERS Parties duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement, the Transaction Documents, and the Contemplated Transactions, including the Exchange, upon the terms and subject to the conditions set forth herein and therein, are fair to, and in the best interests of, TWO RIVERS Parties and its shareholders; and (ii) approved and declared advisable this Agreement and the Transaction Documents, including the execution, delivery, and performance hereof and thereof, and the consummation of the Contemplated Transactions, including the Exchange, upon the terms and subject to the conditions set forth in this Agreement and the Transaction Documents.

(e) **Anti-Takeover Statutes.** No "fair price," "moratorium," "control share acquisition," "supermajority," "affiliate transactions," "business combination," or other similar anti-takeover statute or regulation enacted under any Laws applicable to TWO RIVERS Parties is applicable to this Agreement, any Transaction Document, the Exchange, or any of the other Contemplated Transactions.

Section 3.03 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) SEC Filings. TWO RIVERS Parties has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC as of the Effective Date (the "**SEC Documents**"). True, correct, and complete copies of all SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC ("**EDGAR**"). To the extent that any SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, TWO RIVERS Parties has made available to WaterVault the full text of all such SEC Documents that it has so filed or furnished with the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the Effective Date, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents. None of the SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the Effective Date, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the SEC Documents is the subject of ongoing SEC review or any outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the SEC Documents.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in shareholders' equity, and cash flows of TWO RIVERS Parties as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c) Undisclosed Liabilities. The audited balance sheet of TWO RIVERS dated as of December 31, 2018, contained in the SEC Documents filed prior to the Effective Date is referred to as the "**Balance Sheet**." The Cucharas #5 dam deconstruction, which was recorded in the three months ended September 30, 2018, TWO RIVERS Parties have no Liabilities other than Liabilities that as addressed on EXHIBIT A: (i) are reflected or reserved against in the Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice; or (iii) are incurred in connection with the Contemplated Transactions.

Section 3.04 Absence of Certain Changes or Events. Since the date of the TWO RIVERS Parties Balance Sheet (the "**Balance Sheet Date**"), except in connection with the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, the business of TWO

RIVERS Parties has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred any Material Adverse Effect with respect to HCIC or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to HCIC.

Section 3.05 Taxes.

(a) Tax Returns and Payment of Taxes. TWO RIVERS Parties have duly and timely filed or caused to be filed (taking into account any valid extensions) all Tax Returns required to be filed by it. Such Tax Returns are true, complete, and correct in all material respects. TWO RIVERS Parties is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All Taxes due and owing by TWO RIVERS Parties (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, TWO RIVERS Parties have made an adequate provision for such Taxes in TWO RIVERS Parties' financial statements included in the SEC Documents (in accordance with GAAP). TWO RIVERS Parties' most recent financial statements included in the SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by TWO RIVERS Parties through the date of such financial statements. TWO RIVERS Parties has not incurred any Liability for Taxes since the date of its most recent financial statements included in the SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.

(b) Withholding. TWO RIVERS Parties have withheld and timely paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, customer, shareholder, or other Person (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(c) Liens. Except as expressly set forth in Section 3.06(b) of the TWO RIVERS Parties Disclosure Schedule, there are no Liens for Taxes upon the assets of TWO RIVERS Parties other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate Actions and for which adequate reserves in accordance with GAAP have been made in the TWO RIVERS Parties' most recent financial statements included in the SEC Documents.

(d) Tax Deficiencies and Audits. No deficiency for any amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against TWO RIVERS Parties remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of TWO RIVERS Parties. There are no Actions ongoing, threatened, or pending with respect to any Taxes of TWO RIVERS Parties.

(e) Intended Tax Treatment. TWO RIVERS Parties have not taken or agreed to take any action, and to the Knowledge of TWO RIVERS Parties, there exists no fact or circumstance, that is reasonably likely to prevent or impede the Exchange from qualifying as a "reorganization" within the meaning of Section 351 of the Code.

Section 3.06 Intellectual Property. TWO RIVERS Parties own no Intellectual Property.

Section 3.07 Compliance; Permits. Except as expressly set forth in Section 3.08 of the TWO RIVERS Parties Disclosure Schedule, TWO RIVERS Parties are and always has been in compliance with all Laws, Orders, and Permits applicable to it and its business or by which it or its business or properties are bound. No Person (including any Governmental Entity) has issued any notice or notification stating that TWO RIVERS Parties is not in compliance with any Law. TWO RIVERS Parties hold all Permits

applicable to its business. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of TWO RIVERS Parties is pending or, to the Knowledge of TWO RIVERS Parties, threatened. Notwithstanding the forgoing TWO RIVERS Parties are party to the Colorado Attorney General's office action in connection with the Cucharas Dam.

Section 3.08 **Litigation.** Except as disclosed under the heading "Part II. Other Information; Item 1. Legal Proceedings" in the TWO RIVERS Parties Form 10-Q, dated as of September 30, 2018, or otherwise as expressly set forth in Section 3.08 of the TWO RIVERS Parties Disclosure Schedule, there is no Action pending, or to the Knowledge of TWO RIVERS Parties, threatened against TWO RIVERS Parties or any of its properties or assets or any Representative of TWO RIVERS Parties. Neither TWO RIVERS Parties nor any of its properties or assets is subject to any Order. There are no SEC inquiries or investigations, other Governmental Entity inquiries or investigations, or internal investigations pending or, to the Knowledge of TWO RIVERS Parties, threatened, in each case regarding any accounting practices of TWO RIVERS Parties or any malfeasance by any Representative of TWO RIVERS Parties.

Section 3.09 **Employee Matters.**

(a) **Compliance with Laws Generally.** TWO RIVERS Parties is not a party to and maintains no Contract, plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability, or medical benefits or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor Contract, plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA (collectively, the "**Employee Plans**"). TWO RIVERS Parties has not incurred, either directly or indirectly, any Liability relating to any Employee Plan and nothing has occurred that could constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Employee Plan. There are no pending or, to the Knowledge of TWO RIVERS Parties, threatened claims by or on behalf of any participant in any Employee Plan or otherwise involving any Employee Plan or the assets of any Employee Plan.

(b) **Effect of Transaction.** Neither the execution or delivery of this Agreement or any Transaction Document, nor the consummation of the Exchange or any other Contemplated Transactions will (either alone or in combination with any other event): (i) entitle any Person to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such Person; (iii) limit or restrict the right of TWO RIVERS Parties to merge, amend, or terminate any Employee Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any Employee Plan.

(c) **Employment Law Matters.** TWO RIVERS Parties: (i) are in compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to its employees and contingent workers; and (ii) are in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing its employees.

(d) **Labor.** TWO RIVERS Parties are not parties to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with

respect to any of its operations. No material work stoppage, slowdown, or labor strike against TWO RIVERS Parties with respect to employees who are employed within the United States is pending, threatened, or has occurred, and, to the Knowledge of TWO RIVERS Parties, no material work stoppage, slowdown, or labor strike against TWO RIVERS Parties with respect to employees who are employed outside the United States is pending, threatened, or has occurred. None of the employees of TWO RIVERS Parties is represented by a labor organization, work council, or trade union. There are no Actions, government investigations, or labor grievances pending, or, to the Knowledge of TWO RIVERS Parties, threatened relating to any employment related matter involving any employee or applicant.

Section 3.10 Real Property and Personal Property Matters.

(a) Owned Real Estate. Except as set forth in Section 3.10(a) of the TWO RIVERS Parties Disclosure Schedule, TWO RIVERS Parties have good and marketable fee simple title to all Owned Real Estate, free and clear of all Encumbrances. Section 3.10(a) of the TWO RIVERS Parties Disclosure Schedule contains a true and complete list by address and legal description of all Owned Real Estate as of the Effective Date. TWO RIVERS Parties have not: (i) leased or granted any Person the right to use or occupy all or any part of the Owned Real Estate; (ii) granted any Person an option, right of first offer, or right of first refusal to purchase such Owned Real Estate or any portion thereof or interest therein; or (iii) received written notice of any pending, and to the Knowledge of TWO RIVERS Parties, there is no threatened, condemnation Action affecting any Owned Real Estate or any portion thereof or interest therein. TWO RIVERS Parties are not a party to any agreement or option to purchase any real property or interest therein.

(b) Real Estate Used in the Business. The Real Estate comprises all of the real property used or intended to be used in, or otherwise related to, the business of TWO RIVERS Parties.

(c) Water Rights. Section 3.10(c) of the TWO RIVERS Parties Disclosure Schedule lists and provides a summary of all contractual or statutory groundwater, surface water, or other rights to water allocation, acquisition, use, and transfer owned or held by TWO RIVERS Parties (collectively, "**Water Rights**"). With respect to all Water Rights, TWO RIVERS Parties have not: (i) sold, transferred, leased, or granted to any Person any present or future interest in or to any Water Rights; (ii) granted any Person an option, right of first offer, or right of first refusal to purchase, acquire, or lease any present or future interest in or to any Water Rights or any portion thereof; or (iii) received written notice of any pending, and to the Knowledge of TWO RIVERS Parties, there is no threatened, Action affecting any Water Rights or any portion thereof or interest therein. TWO RIVERS Parties are not a party to any Contract to sell, transfer, or otherwise lease any Water Rights to any Person.

(d) Personal Property. TWO RIVERS Parties are in possession of and has good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by TWO RIVERS Parties, free and clear of all Encumbrances, all of which are listed on Section 3.10(d) of the TWO RIVERS Parties Disclosure Schedule.

Section 3.11 Environmental Matters. TWO RIVERS Parties are, and at all times has been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of TWO RIVERS Parties are currently conducted. TWO RIVERS Parties have not disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any Real Estate currently or, to the Knowledge of TWO RIVERS Parties, formerly owned, leased, or operated by TWO RIVERS Parties or at any other location that is: (a) currently subject to any investigation, remediation, or monitoring; or (b) reasonably likely to result in liability to TWO RIVERS Parties, in

either case of (a) or (b) under any applicable Environmental Laws. TWO RIVERS Parties have not: (y) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with all Environmental Laws, at any Real Estate; or (z) exposed any Person to any Hazardous Substances under circumstances reasonably expected to give rise to any Liability or obligation under any Environmental Law. TWO RIVERS Parties have not received written notice of and there is no Action pending, or to the Knowledge of TWO RIVERS Parties, threatened against TWO RIVERS Parties, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. TWO RIVERS Parties is not subject to any Order, settlement agreement, or other Contract by or with any Governmental Entity or Person imposing any Liability or obligation with respect to any of the foregoing. TWO RIVERS Parties have not assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 3.12 Material Contracts.

(a) Material Contracts. For purposes of this Agreement, "**Material Contract(s)**" means any of the following to which TWO RIVERS Parties are a party or any of its assets are bound (excluding any Leases):

(i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by TWO RIVERS Parties with the SEC;

(ii) any employment, consulting, or similar Contract (in each case with respect to which TWO RIVERS has continuing obligations as of the Effective Date) with any current or former (A) officer of WaterVault, (B) member of the TWO RIVERS Parties' Board of Directors, or (C) employee or independent contractor providing for an annual base salary or payment in excess of $10,000.00;

(iii) any Contract providing for indemnification or any guaranty by TWO RIVERS Parties or its principals;

(iv) any Contract that purports to limit the right of TWO RIVERS Parties (A) to engage in any line of business, (B) to compete with any Person or solicit any client or customer, or (C) to operate in any geographical location;

(v) any Contract relating to the disposition or acquisition, directly or indirectly, by TWO RIVERS Parties of assets or capital stock or other equity interests of itself or any other Person;

(vi) any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, equity, or properties of TWO RIVERS Parties;

(vii) any Contract that contains any provision that requires the purchase of all or a material portion of TWO RIVERS Parties' requirements for a given product or service from a given third party;

(viii) any Contract that obligates TWO RIVERS Parties to conduct business on an exclusive or preferential basis or that contains a "most favored nation" or similar covenant with any Person;

(ix) any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any joint venture or Person;

(x) any mortgages, indentures, guarantees, loans, credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, other than accounts receivables and payables incurred in the ordinary course of business;

(xi) any employee collective bargaining agreement or other Contract with any labor union;

(xii) any IP Agreement;

(xiii) any other Contract under which TWO RIVERS Parties are obligated to make payment or incur costs in excess of $10,000.00 in any year and which is not otherwise described in clauses (i) through (xii) above; or

(xiv) any Contract which is not otherwise described in clauses (i) through (xiii) above that is material to TWO RIVERS Parties.

(b) **Schedule of Material Contracts; Documents.** Section 3.12(b) of the TWO RIVERS Parties Disclosure Schedule sets forth a true, accurate, and complete list of all Material Contracts. TWO RIVERS Parties has delivered to the WaterVault true, accurate, and complete copies of all Material Contracts, including any amendments thereto.

(c) **No Breach.** All Material Contracts are legal, valid, and binding on TWO RIVERS Parties, enforceable against TWO RIVERS Parties in accordance with their respective terms, and are in full force and effect. TWO RIVERS Parties have not violated any provision of, or failed to perform any obligation required under the provisions of, any Material Contract. TWO RIVERS Parties are not in breach, and has not received written notice of breach, of any Material Contract.

Section 3.13 **Insurance.** All insurance policies of TWO RIVERS Parties are subject to cancellation due to non-payment as of the Effective Date. Depending on when funds are received, TWO RIVERS Parties will attempt to reinstate the pending cancelled insurance or new policies will be put in place within five days of funding.

Section 3.14 **Books and Records.** The minute books and stock record books of TWO RIVERS Parties, true, accurate, and correct copies of which have been delivered to the WaterVault, are complete and correct and have been maintained in accordance with sound business practices. The minute books of TWO RIVERS Parties contain accurate and complete records of all meetings, and actions taken by written consent of, the shareholders, the Board of Directors, and any committees of the Board of Directors of TWO RIVERS Parties, and no meeting, or action taken by written consent, of any such shareholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the TWO RIVERS.

Section 3.15 **Information Supplied.** None of the information supplied or to be supplied by or on behalf of TWO RIVERS Parties for inclusion or incorporation by reference in any filing to be filed with the SEC by TWO RIVERS Parties in connection with the Exchange and the other Contemplated

Transactions will, at the time of filing with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 3.16 **Anti-Corruption Matters.** No Representative of TWO RIVERS Parties have: (a) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. TWO RIVERS Parties have not disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. No Governmental Entity is investigating, examining, or reviewing TWO RIVERS Parties' compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF WATERVAULT

WaterVault hereby represent and warrants to TWO RIVERS as follows:

Section 4.01 **Organization; Standing and Power; Charter Documents.**

(a) **Organization; Standing and Power.** WaterVault: (i) is duly organized, validly existing, and in good standing under the Laws of the State of Colorado and has the requisite power and authority to own, lease, and operate its assets and to carry on its business as now conducted; and (b) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) **Charter Documents.** The WaterVault has delivered to TWO RIVERS true, accurate, and complete copies of the Charter Documents of WaterVault, all of which are in full force and effect as of the Effective Date. WaterVault is not in violation of any of the provisions of its Charter Documents.

Section 4.02 **Capital Stock.**

(a) The authorized capital stock of WaterVault consists of: (i) 200,000,000 shares of WaterVault Common Stock authorized. Immediately prior to the Closing, as of the close of business on the Effective Date: (A) 24,000,000 shares of WaterVault Common Stock are issued and outstanding. No additional shares of WaterVault Common Stock or shares of WaterVault Preferred Stock have been issued or otherwise are held in treasury. All of the outstanding shares of capital stock of WaterVault are, and all shares of Closing Stock will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. All outstanding shares of WaterVault Common Stock were issued in compliance with applicable Laws and no shares of WaterVault Common Stock were issued in violation of any Contract or in violation of any preemptive or similar rights of any Person. Upon consummation of the Exchange and the issuance of Closing Stock under this Agreement, TWO RIVERS will own all of Closing Stock, free and clear of all Encumbrances.

Section 4.03 Authority; Non-Contravention; Governmental Consents; Board Approval.

(a) Authority. WaterVault has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and each Transaction Document and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and each Transaction Document by WaterVault and the consummation by WaterVault of the Contemplated Transactions have been duly authorized by all necessary limited liability company actions on the part of WaterVault and no other limited liability company actions on the part of any of the WaterVault are necessary to authorize the execution and delivery of this Agreement and the Transaction Documents or to consummate the Exchange and the other Contemplated Transactions. This Agreement and the Transaction Documents have been duly executed and delivered by WaterVault and constitute the legal, valid, and binding obligation of each of the WaterVault, enforceable against WaterVault in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors' rights generally and by general principles of equity.

(b) Non-Contravention. The execution, delivery, and performance of this Agreement and the Transaction Documents by WaterVault, and the consummation by WaterVault of the Contemplated Transactions, including the Exchange, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of WaterVault; (ii) conflict with or violate any Law applicable to WaterVault or their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in any of WaterVault's loss of any benefit or the imposition of any additional payment or other Liability under, or alter the rights or obligations of any Person under, or give to any Person any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which WaterVault is a party or otherwise bound; or (iv) result in the creation of a Lien on any of the properties or assets of WaterVault.

(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made in connection with the execution, delivery, and performance by WaterVault of this Agreement or any other Transaction Document or the consummation by WaterVault of the Exchange and other Contemplated Transactions.

Section 4.04 Financial Statements; Undisclosed Liabilities.

(a) Undisclosed Liabilities. WaterVault does not have any Liabilities other than Liabilities that: (i) are reflected or reserved against in the WaterVault Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the WaterVault Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the Contemplated Transactions; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to WaterVault.

Section 4.05 Absence of Certain Changes or Events. Since the date of the WaterVault Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, the business of each WaterVault Party has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred any Material Adverse Effect with respect to WaterVault or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to WaterVault.

Section 4.06 Compliance; Permits. WaterVault is and always has been in compliance with all Laws, Orders, and Permits applicable to it and its business or by which it or its business or properties are

bound. No Person (including any Governmental Entity) has issued any notice or notification stating that WaterVault is not in compliance with any Law. WaterVault holds all Permits applicable to its business. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of WaterVault is pending or, to the Knowledge of WaterVault, threatened.

Section 4.07 **Litigation.** There is no Action pending, or to the Knowledge of WaterVault, threatened against WaterVault or any of its respective properties or assets or any Representative of WaterVault. Neither WaterVault nor any of its respective properties or assets are subject to any Order. There are no SEC inquiries or investigations, other Governmental Entity inquiries or investigations, or internal investigations pending or, to the Knowledge of WaterVault, threatened, in each case regarding any accounting practices of WaterVault or any malfeasance by any Representative of WaterVault.

Section 4.08 **Brokers' and Finders' Fees.** WaterVault has not incurred, or will incur, directly or indirectly, any liability for investment banker, brokerage, or finders' fees or agents' commissions, or any similar charges in connection with this Agreement, any Transaction Document, or the Contemplated Transactions, other than the fees referenced in **Section 9.01** of this Agreement.

Section 4.09 **Investment Purpose.** WaterVault is acquiring the Closing Stock solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. WaterVault agrees and acknowledges that the Closing Stock is not registered under the Securities Act or any state securities laws and that the Closing Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. WaterVault is an "accredited investor" as such term is defined under Regulation D of the Securities Act.

Section 4.10 **Information Supplied.** None of the information supplied or to be supplied by WaterVault to TWO RIVERS contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 4.11 **Intended Tax Treatment.** WaterVault has not taken or has agreed to take any action, and to the Knowledge of WaterVault there exists no fact or circumstance, that is reasonably likely to prevent or impede the Exchange from qualifying as a "reorganization" within the meaning of Section 351 of the Code.

ARTICLE V
COVENANTS

Section 5.01 **Conduct of Business of WaterVault.** TWO RIVERS Parites will, during the period from the Effective Date until the Closing, except as expressly authorized by this Agreement or as required by applicable Law or with the prior written consent of WaterVault, conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, TWO RIVERS Parties will preserve intact its business organization, keep available the services of its current Representatives, and preserve its present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with TWO RIVERS Parties. Without limiting the generality of the foregoing, between the Effective Date and the Closing, except as otherwise expressly contemplated by this Agreement or as required by applicable Law, TWO RIVERS Parties will not without the prior written consent of WaterVault:

(a) amend its Charter Documents;

(b) (i) split, combine, or reclassify any TWO RIVERS Parties Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any TWO RIVERS Parties Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any TWO RIVERS Parties Securities;

(c) issue, sell, pledge, dispose of, or encumber any TWO RIVERS Parties Securities;

(d) (i) increase the compensation payable or that could become payable by TWO RIVERS Parties to any of its Representatives, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, or (ii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Employee Plans or any plan, Contract, program, policy, trust, fund, or other arrangement that would be an Employee Plan if it were in existence as of the Effective Date, or make any contribution to any Employee Plan, other than contributions required by Law, the terms of such Employee Plans as in effect on the Effective Date, or that are made in the ordinary course of business consistent with past practice;

(e) acquire, by exchange, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person;

(f) (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of exchange, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, or otherwise subject to any Lien, any assets of TWO RIVERS Parties, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(g) repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of TWO RIVERS Parties, guarantee any debt securities of another Person, or enter into any arrangement having the economic effect of any of the foregoing;

(h) enter into, amend, modify, or consent to the termination of (other than at its stated expiry date), any Material Contract or any Lease;

(i) institute, settle, or compromise any Action involving the payment of monetary damages by TWO RIVERS Parties;

(j) make any change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(k) (i) settle or compromise any Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Balance Sheet, (ii) make or change any Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any Tax Returns or file claims for material Tax refunds, or (iv) enter into any closing agreement, surrender in writing any right to claim a Tax refund, offset, or other reduction in Tax liability, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(l) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(m) abandon, allow to lapse, sell, assign, transfer, grant any security interest in, or otherwise encumber or dispose of any TWO RIVERS Parties IP or grant any right or license to any TWO RIVERS Parties IP;

(n) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy; or

(o) take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Closing.

Section 5.02 <u>Conduct of the Business of WaterVault</u>. WaterVault will, during the period from the Effective Date until the Closing, except as expressly authorized by this Agreement or as required by applicable Law or with the prior written consent of TWO RIVERS, conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, WaterVault will preserve intact its business organization, keep available the services of its current Representatives, preserve its present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with WaterVault. Without limiting the generality of the foregoing, between the Effective Date and the Closing, except as otherwise expressly contemplated by this Agreement or as required by applicable Law, WaterVault will not without the prior written consent of the TWO RIVERS Parties:

(a) amend its Charter Documents;

(b) (i) split, combine, or reclassify any equity securities of WaterVault, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any equity securities of WaterVault, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any equity securities of WaterVault;

(c) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization of any TWO RIVERS Party;

(d) take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, impede, or materially delay the consummation of the Closing; or

(e) agree or commit to do any of the foregoing.

Section 5.03 <u>Access to Information</u>. From the Effective Date until the earlier to occur of the Closing or the termination of this Agreement, the Parties will afford one another and their Representatives reasonable access, at reasonable times and in a manner as will not unreasonably interfere with their business or operations, to the Representatives, accountants, properties, offices, and other facilities and to all books, records, Contracts, and other assets of the Party, and the Party will furnish promptly to the other Party such other information concerning the business and properties as the Parties may reasonably request from time to time. The Parties will not be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law. No investigation will affect the Parties' representations, warranties, covenants, or agreements contained in this Agreement, or limit or otherwise affect the remedies available the Parties pursuant to this Agreement.

Section 5.04 Confidentiality. From and after the Effective Date, each Party will, and will cause its Representatives to: (a) not disclose Confidential Information to any Person, except to Representatives of such Party who are obligated under a similar confidentiality agreement; (b) not use any Confidential Information except as may be reasonable or necessary to consummate the Contemplated Transactions; and (c) take all reasonably necessary and appropriate efforts to safeguard the Confidential Information from disclosure to any third party. The confidentiality obligations of the Parties set forth in this **Section 5.04** will survive the Closing or the earlier termination of this Agreement.

Section 5.05 Notices of Certain Events. The Parties will provide Notice to one another promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions; (b) any notice or other communication from any Governmental Entity in connection with the Contemplated Transactions; (c) any Actions commenced or threatened against the Party that are related to the Exchange or the other Contemplated Transactions; and (d) any event, change, or effect between the Effective Date and the Closing which causes or is reasonably likely to cause the failure of the conditions set forth in **Article VI** to be satisfied. In no event will: (i) the delivery of any Notice by a Party pursuant to this **Section 5.05** limit or otherwise affect the respective rights, obligations, representations, warranties, covenants, or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement or any other Transaction Document; or (ii) disclosure by a Party is deemed to amend or supplement the Party's Disclosure Schedule or constitute an exception to the Party's representations or warranties. This **Section 5.05** will not constitute a covenant or agreement for purposes of **Section 6.02(b)**.

Section 5.06 Public Announcements. Except as otherwise required by Law, all announcements with respect to this Agreement and the Contemplated Transactions will be a release mutually agreed to by the Parties. Thereafter, each of the Parties agrees that no public release or announcement concerning the Contemplated Transactions will be issued by any Party without the prior written consent of the other Parties, except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or other Governmental Entity to which the relevant Party is subject or submits, in which case the Party required to make the release or announcement will allow the other Parties reasonable time to comment on such release or announcement in advance of such issuance.

Section 5.07 Reasonable Efforts. From the Effective Date to the Closing, upon the terms and subject to the conditions of this Agreement, the Parties will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable (subject to applicable Laws) to consummate and make effective the Exchange and the other Contemplated Transactions as promptly as practicable, including, without limitation: (a) preparation and filing of all forms, registrations, and notices required to be filed with the SEC or any other Governmental Entity in connection with the Closing; and (b) the satisfaction of such Party's conditions precedent to Closing as set forth in **Article VI**.

Section 5.08 Anti-Takeover Statutes. If any "control share acquisition," "fair price," "moratorium," or other anti-takeover Law becomes or is deemed to be applicable to any Party, the Exchange, or any of the other Contemplated Transactions, each Party will grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the other Transaction Documents and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.01 **<u>Conditions to Each Party's Obligation to Effect the Exchange</u>.** The respective obligations of each Party to effect the Exchange and the other Contemplated Transactions is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing Date of each of the following conditions:

(a) **No Injunctions, Restraints, or Illegality.** No Governmental Entity will have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Exchange or the other Contemplated Transactions.

(b) **Governmental Consents.** All Consents of any Governmental Entity required to consummate the Exchange and the other Contemplated Transactions will have been obtained, free of any condition that would reasonably be expected to have a Material Adverse Effect on any Party.

Section 6.02 **<u>Conditions to Obligations of the TWO RIVERS Parties</u>.** The obligations of the TWO RIVERS Parties to affect the Exchange and the other Contemplated Transactions are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by WaterVault on or prior to the Closing Date of the following conditions:

(a) **Representations and Warranties.** The representations and warranties of WaterVault set forth in this Agreement and each Transaction Document will be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a particular date, which will be true and correct in all respects as of that date).

(b) **Performance of Covenants.** WaterVault will have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement and each other Transaction Document required to be performed by or complied with by it at or prior to the Closing.

(c) **Consents.** All Consents applicable to effectuate the Closing will have been received by WaterVault and executed counterparts thereof will have been delivered to the TWO RIVERS Parties at or prior to the Closing.

(d) **No Action.** No Action will be pending or threatened before any Governmental Entity wherein an unfavorable injunction, judgment, Order, decree, ruling, or charge would: (i) prevent consummation of any of the Contemplated Transactions; (ii) cause any of the Contemplated Transactions to be rescinded following the Closing; or (iii) affect adversely the right of WaterVault to effectuate the Exchange.

(e) **Material Adverse Effect.** Since the Effective Date, there will not have been any Material Adverse Effect with respect to WaterVault or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to WaterVault.

(f) **Good Standing Certificate.** WaterVault will have delivered to the TWO RIVERS Parties a good standing certificate (or its equivalent) for WaterVault from the secretary of state or similar Governmental Entity of the State of Colorado.

(g) Officer's Certificate. WaterVault will have delivered to the TWO RIVERS Parties a certificate, signed by the Chief Executive Officer of WaterVault: (i) certifying as to the matters set forth in **Sections 6.01** and **6.02**; (ii) certifying that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors and shareholders of WaterVault authorizing the execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Contemplated Transactions; and (iii) certifying the names and signatures of the officers of WaterVault authorized to sign this Agreement, the Transaction Documents, and the other documents to be delivered in connection with the Contemplated Transactions.

(h) Due Diligence. The TWO RIVERS Parties will have been satisfied, in their sole and absolute discretion, with the results of their legal, financial, and commercial due diligence investigation of WaterVault and its business.

(i) Additional Documents. WaterVault will have delivered to the TWO RIVERS Parties such documents required by **Section 2.03**, in addition to such other documents or instruments as the TWO RIVERS Parties reasonably request and are reasonably necessary to consummate the Exchange and the other Contemplated Transactions.

Section 6.03 Conditions to Obligations of WaterVault. The obligations of WaterVault to effect the Exchange and the other Contemplated Transactions are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by the TWO RIVERS Parties on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the TWO RIVERS Parties set forth in this Agreement and each Transaction Document will be true and correct in all respects on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a particular date, which will be true and correct in all respects as of that date).

(b) Performance of Covenants. The TWO RIVERS Parties will have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement and each other Transaction Document required to be performed by or complied with by them at or prior to the Closing.

(c) Consents. All Consents applicable to effectuate the Closing will have been received by the TWO RIVERS Parties and executed counterparts thereof will have been delivered to WaterVault at or prior to the Closing.

(d) No Action. No Action will be pending or threatened before any Governmental Entity wherein an unfavorable injunction, judgment, Order, decree, ruling, or charge would: (i) prevent consummation of any of the Contemplated Transactions; (ii) cause any of the Contemplated Transactions to be rescinded following the Closing; or (iii) affect adversely the right of the TWO RIVERS Parties to effectuate the Exchange.

(e) Material Adverse Effect. Since the Effective Date, there will not have been any Material Adverse Effect with respect to TWO RIVERS Parties or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to such entities.

individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to such entities.

(f) Officer's Certificate. Each of TWO RIVERS Parties will have delivered to WaterVault a certificate, signed by a Manager of each TWO RIVERS Party: (i) certifying as to the matters set forth in **Sections 6.01** and **6.03**; and (ii) certifying the names and signatures of the agents of each TWO RIVERS Party authorized to sign this Agreement, the Transaction Documents, and the other documents to be delivered in connection with the Contemplated Transactions.

(g) Certificates. The TWO RIVERS Parties will have delivered, or caused to be delivered, to WaterVault equity certificates evidencing the TWO RIVERS Interests, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

(h) Additional Documents. The TWO RIVERS Parties will have delivered to WaterVault such documents required by **Section 2.02**, in addition to such other documents or instruments as WaterVault reasonably requests and are reasonably necessary to consummate the Exchange and the other Contemplated Transactions.

ARTICLE VII
TERMINATION

Section 7.01 Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of the Parties.

Section 7.02 Termination By Any Party. This Agreement may be terminated by any Party prior to the Closing if any Governmental Entity will have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Closing and such Law or Order will have become final and nonappealable; **provided, however**, that the right to terminate this Agreement pursuant to this **Section 7.02(b)** will not be available to any Party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement or any Transaction Document has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order.

Section 7.03 Termination by Any TWO RIVERS Party. This Agreement may be terminated by any TWO RIVERS Party at any time prior to the Closing if:

(a) if the Closing has not been consummated on or before April 30, 2020 (the "**End Date**"); **provided, however**, that the right to terminate this Agreement pursuant to this **Section 7.03(a)** will not be available to any TWO RIVERS Party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement or any Transaction Document has been the cause of, or resulted in, the failure of the Closing to be consummated on or before the End Date; or

(b) there will have been a material breach of any representation, warranty, covenant, or agreement on the part of WaterVault set forth in this Agreement or any Transaction Document such that the conditions to the Closing set forth in **Section 6.01** or **6.02** would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; **provided, however**, that the terminating TWO RIVERS Party will give Notice to WaterVault at least 30 prior to such termination stating its intention to terminate this Agreement pursuant to this **Section 7.03(b)**; **provided further**, that the terminating TWO RIVERS Party will not have the right to terminate this Agreement pursuant to this **Section 7.03(b)** if such

Section 7.04 Termination by WaterVault. This Agreement may be terminated by WaterVault at any time prior to the Closing if there will have been a material breach of any representation, warranty, covenant, or agreement on the part of the TWO RIVERS Parties set forth in this Agreement or any Transaction Document such that the conditions to the Closing set forth in **Section 6.01** or **6.03** would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; **provided, however,** that WaterVault will give Notice to all of the TWO RIVERS Parties at least 30 prior to such termination stating its intention to terminate this Agreement pursuant to this **Section 7.04**; **provided further,** that WaterVault will not have the right to terminate this Agreement pursuant to this **Section 7.04** if WaterVault is then in material breach of any representation, warranty, covenant, or obligation under this Agreement, which breach has not been cured.

Section 7.05 Notice of Termination. The Party desiring to terminate this Agreement pursuant to this **Article VII** (other than pursuant to **Section 7.01**) will deliver Notice of such termination to each other Party specifying with particularity the reason for such termination, and any such termination in accordance with this **Section 7.05** will be effective immediately upon delivery of such Notice to the other Parties.

Section 7.06 Effect of Termination. If this Agreement is terminated pursuant to this **Article VII**, it will become void and of no further force and effect, with no Liability on the part of any Party or Representative of such Party to any other Party, except: (a) with respect to **Sections 7.05**, **7.06**, and **7.07**, which will remain in full force and effect and any other term or condition of this Agreement which, by its terms, would survive such termination, including, without limitation, **Section 5.04** and **Article IX**; and (b) with respect to any Liabilities or Losses incurred or suffered by a Party, to the extent such Liabilities or Losses were the result of fraud or the breach by another Party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement or any other Transaction Document.

Section 7.07 Extension; Waiver. At any time prior to the Closing, the Parties may, by written agreement of all Parties: (a) extend the time for the performance of any of the obligations of the other Party(ies); (b) waive any inaccuracies in the representations and warranties of the other Party(ies) contained in this Agreement or in any Transaction Document; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement to any extension or waiver will be valid only if set forth in an instrument in writing signed by all of the Parties.

ARTICLE VIII
INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in this Agreement will survive the Closing and will remain in full force and effect until the date that is 18 months from the Closing Date; **provided, however,** that the Fundamental Representations of the Parties will survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 60 days. All covenants and agreements of the Parties contained in this Agreement will survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and by Notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period will not thereafter be barred by the expiration of the relevant representation or warranty and such claims will survive until finally resolved.

Section 8.02 Indemnification By the TWO RIVERS Parties. Subject to the other terms and conditions of this **Article VIII**, each of the TWO RIVERS Parties will indemnify and defend WaterVault and its Affiliates and each of their respective employees, officers, directors, agents, and other Representatives (collectively, the "**WaterVault Indemnitees**") against, and will hold each of them harmless from and against, and will pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, any of the WaterVault Indemnitees based upon, arising out of, with respect to, or by reason of: (a) any inaccuracy in or breach of any of the representations or warranties of the TWO RIVERS Parties contained in this Agreement or in any Transaction Document delivered by or on behalf of a TWO RIVERS Party; or (b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by any TWO RIVERS Party pursuant to this Agreement or any Transaction Document.

Section 8.03 Indemnification By WaterVault. Subject to the other terms and conditions of this **Article VIII**, WaterVault will indemnify and defend each of the TWO RIVERS Parties and its Affiliates and each of their respective employees, officers, directors, agents, and other Representatives (collectively, the "**TWO RIVERS Indemnitees**") against, and will hold each of them harmless from and against, and will pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, any of the TWO RIVERS Indemnitees based upon, arising out of, with respect to, or by reason of: (a) any inaccuracy in or breach of any of the representations or warranties of WaterVault contained in this Agreement or in any Transaction Document delivered by or on behalf of WaterVault; or (b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by WaterVault pursuant to this Agreement or any Transaction Document.

Section 8.04 Certain Limitations. For purposes of this **Article VIII**, any inaccuracy in or breach of any representation or warranty will be determined without regard to any materiality, Material Adverse Effect, or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05 Third Party Claims. If any Indemnified Party receives Notice of the assertion or commencement of any Action made or brought by any Person who is not a Party or an Affiliate or Representative of a Party (a "**Third Party Claim**") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party will give the Indemnifying Party reasonably prompt Notice thereof, but in any event not later than 30 days after receipt of such Notice of such Third Party Claim. The failure to give such prompt Notice will not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such Notice by the Indemnified Party will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right to participate in, or by giving written Notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party will cooperate in good faith in such defense. If the Indemnifying Party assumes the defense of any Third Party Claim, subject to **Section 8.06**, it will have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel will be at the expense of the Indemnified Party; **provided, however,** that if in the reasonable opinion of counsel to the Indemnified Party: (a) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (b) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party will be liable for the reasonable fees and expenses of counsel to the Indemnified Party

in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to **Section 8.06**, pay, compromise, and defend such Third Party Claim, and seek indemnification for any and all Losses based upon, arising from, or relating to such Third Party Claim. The Parties will cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of **Section 8.08**) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

Section 8.06 **Settlement of Third-Party Claims.** Notwithstanding any other provision of this Agreement, the Indemnifying Party will not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this **Section 8.06**. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give Notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such Notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum Liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to **Section 8.05**, it will not agree to any settlement without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

Section 8.07 **Direct Claims.** Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "**Direct Claim**") will be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt Notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such Notice will not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such Notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have 30 days after its receipt of such Notice to respond in writing to such Direct Claim. The Indemnified Party will allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party will assist the Indemnifying Party's investigation by giving such information and assistance (including access to the premises and personnel and the right to examine and copy any accounts, documents, or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party will be deemed to have rejected such claim, in which case the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.08 **Payments.** Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this **Article VIII**, the Indemnifying Party will satisfy its obligations

within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, the amount payable will accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to 15.0%. Such interest will be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

Section 8.09 Effect of Investigation. The representations, warranties, and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, will not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation, warranty, or covenant is, was, or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in **Article VI**, as the case may be.

Section 8.10 Exclusive Remedies. Subject to **Section 5.05** and **Section 9.13**, the Parties agree and acknowledge that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity, or willful misconduct on the part of a Party in connection with the Contemplated Transactions) for any breach of any representation, warranty, covenant, agreement, or obligation set forth in this Agreement or any Transaction Document or otherwise relating to the subject matter of this Agreement, will be pursuant to the indemnification provisions set forth in this **Article VIII**. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims, and causes of action for any breach of any representation, warranty, covenant, agreement, or obligation set forth in this Agreement or any Transaction Document or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this **Article VIII**. Nothing in this **Section 8.10** will limit any Person's right to seek and obtain any equitable relief to which any Person will be entitled or to seek any remedy on account of any Party's fraudulent activity, criminal activity, or intentional misconduct.

ARTICLE IX
MISCELLANEOUS

Section 9.01 Introduction Fees. At the Closing, TWO RIVERS will pay to Fenner and Beane a fee equal to 8.0% of the total market value of the Closing Stock issued under this Agreement, which amount will be payable in cash or other immediately available funds at the Closing to an account designated by Fenner and Beane.

Section 9.02 Interpretation; Construction. The headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement, and will not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference will be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references in this Agreement: (a) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (b) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words "include," "includes," or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation," and the word "or" is not exclusive. The definitions of terms in this Agreement will apply equally to the singular and plural forms of the terms defined. The words "hereof," "herein," "hereby," "hereto," and "hereunder" and words of similar import when used in this

Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. References to "this Agreement" will include the WaterVault Disclosure Schedule and the TWO RIVERS Parties Disclosure Schedule. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by all Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 9.03 Governing Law. This Agreement and each other Transaction Documents will be governed by and construed in accordance with the internal laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Colorado.

Section 9.04 Submission to Jurisdiction. Each of the Parties irrevocably agrees that any Action with respect to this Agreement or any other Transaction Document and the rights and obligations arising under this Agreement and each Transaction Document, or for recognition and enforcement of any judgment in respect of and the rights and obligations arising under this Agreement or any Transaction Document brought by any other Party or its successors or assigns will be brought and determined exclusively in the courts located in Denver County, Colorado, or in the event (but only in the event) that such courts do not have subject matter jurisdiction over such Action in the United States District Court for the District of Colorado. Each of the Parties agrees that mailing of process or other papers in connection with any Action in the manner provided in **Section 9.06** or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the Parties irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement, any Transaction Document, or any of the Contemplated Transactions in any court or tribunal other than the aforesaid courts. Each of the Parties irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Action with respect to this Agreement or any other Transaction Document and the rights and obligations arising under this Agreement and each Transaction Document, or for recognition and enforcement of any judgment in respect of and the rights and obligations arising under this Agreement and any Transaction Document: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this **Section 9.04**; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper, or (iii) this Agreement and any Transaction Document, or the subject matter hereof or thereof, may not be enforced in or by such courts.

Section 9.05 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR ARISE OUT OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENT, OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY AGREES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH

PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS **SECTION 9.05**.

Section 9.06 Notices. All Notices will be in writing and addressed to the other Party at its address set out on the signature page of this Agreement (or to any other address that the receiving Party may designate from time to time in accordance with this **Section 9.06**). All Notices will be in writing and will be deemed to have been duly given, made, and received: (a) if personally delivered, on the date of delivery; (b) if by electronic transmission, upon receipt; (c) if mailed, three days after deposit in the United States mail, registered or certified, return receipt requested, postage prepaid; or (d) if by a courier delivery service providing overnight or "next-day" delivery, on the next business day after deposit with such service. A Notice is effective only if the Party giving the Notice has complied with the requirements of this **Section 9.06**. Any Party may alter the address to which such Notices will be sent by giving Notice to the other Parties of such change of address in conformity with the provisions of this **Section 9.06**.

Section 9.07 Entire Agreement. This Agreement, the other Transaction Documents, the WaterVault Disclosure Schedule, and the TWO RIVERS Disclosure Schedule, constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and the other Transaction Documents and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement, including, without limitation, that certain letter of intent of the Parties, dated June 20, 2018, as amended on August 24, 2018, and September 17, 2018 (and all other amendments thereto). In the event of any inconsistency between the statements in the body of this Agreement, any Transaction Document, the WaterVault Disclosure Schedule, and the TWO RIVERS Disclosure Schedule (other than an exception expressly set forth as such in the WaterVault Disclosure Schedule or the TWO RIVERS Disclosure Schedule), the statements in the body of this Agreement will control.

Section 9.08 No Third Party Beneficiaries. Except for the WaterVault Indemnitees and the TWO RIVERS Indemnities, this Agreement and the other Transaction Documents are for the sole benefit of the Parties and their permitted assigns and respective successors and nothing in this Agreement or any other Transaction Document, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement or such Transaction Document.

Section 9.09 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in **Section 5.05**, upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Contemplated Transactions are consummated as originally contemplated to the greatest extent possible.

Section 9.10 Assignment. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No Party will assign its rights or obligations under this Agreement without the prior written consent of the other Parties.

Section 9.11 Remedies. Except as otherwise provided in this Agreement: (a) any and all remedies expressly conferred upon a Party will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity; and (b) the exercise by a Party of any one remedy will not preclude the exercise by it of any other remedy.

Section 9.12 **Further Assurances.** On a Party's reasonable request, the other Parties will execute and deliver all such further documents and instruments, and take all such further acts, reasonably necessary to give full effect to this Agreement, each Transaction Document, and the Contemplated Transactions.

Section 9.13 **Specific Performance.** The Parties agree that irreparable damage would occur if any provision of this Agreement or any other Transaction Document were not performed in accordance with the terms hereof or thereof, as the case may be, and that the Parties will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or any such Transaction Document or to enforce specifically the performance of the terms and provisions hereof or thereof.

Section 9.14 **Expenses.** Except as otherwise expressly provided in this Agreement, all Expenses incurred in connection with this Agreement, the other Transaction Documents, and the Contemplated Transactions will be paid by the Party incurring such costs and expenses, whether or not the Closing will have occurred.

Section 9.15 **Counterparts; Effectiveness.** This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature, *e.g.*, www.docusign.com), or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

TWO RIVERS WATER & FARMING COMPANY, a Colorado corporation

By: ______________________
CEO

Address:
c/o Two Rivers Water & Farming Company
Attn: G.A. Harrington, Manager of Two Rivers Water & Farming Company
3025 South Parker Road, Suite 140
Aurora, Colorado 80014

WATERVAULT:

WATERVAULT WATER & FARMING COMPANY, a Colorado corporation

By: ______________________
Steve Polyakov, Chief Executive Officer

Address:
WaterVault Water & Farming Company
3025 South Parker Road, Suite 140
Aurora, Colorado 80014

SCHEDULE 1

DEFINITIONS

For purposes of this Agreement, the following terms will have the following meanings when used in this Agreement or any other Transaction Document with initial capital letters:

"**$**", together with all other references to currency in this Agreement and any other Transaction Document, means United States dollars.

"**Acquisition Proposal**" means any inquiry, proposal, or offer from any Person (other than the TWO RIVERS Parties) concerning: (a) a merger, consolidation, liquidation, recapitalization, share exchange, or other business combination transaction involving WaterVault or any of its Affiliates; (ii) the issuance or acquisition of shares of capital stock or other equity securities of WaterVault or any of its Affiliates; or (iii) the sale, lease, exchange, or other disposition of any portion of WaterVault' or any of its Affiliates' properties or assets.

"**Action**" means any action, cause of action, demand, arbitration, audit, hearing, litigation, lawsuit, notice of violation, proceeding, citation, summons, subpoena, or investigation (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private) of any nature, whether at Law or in equity.

"**Affiliate**" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, "control" (including, the terms "controlling," "controlled by," and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

"**Agreement**" means this Share Exchange Agreement, including all Exhibits and Schedules attached hereto or delivered in connection herewith, as such agreement may be amended, supplemented, and modified from time to time.

"**Business Day**" means any day, other than Saturday, Sunday, or any day on which banking institutions located in Phoenix, Arizona, are authorized or required by Law or other governmental action to close.

"**Charter Documents**" means: (a) in respect of a corporation, the Articles or Certificate of Incorporation in which such corporation is incorporated and the Bylaws of such corporation; (b) in respect of a general partnership, a partnership agreement; (c) in respect of a limited partnership, a partnership agreement and the certificate of limited partnership; and (d) in respect of a limited liability company, the Articles or Certificate of Organization in which such limited liability company is organized and the Operating Agreement of such limited liability company; and (e) each such document previously referenced, as it may be amended, supplemented, or restated.

"**Closing Stock**" means 6,000,000 shares of Common Stock of WaterVault, which will equal 10% of the capital stock of WaterVault, calculated on a fully-diluted as-converted basis, immediately following the Closing.

"**Code**" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, including the Treasury Regulations.

"**Confidential Information**" means any proprietary information, inventions, Intellectual Property, technical data, trade secrets, or know-how, including, without limitation, research, law firm and case information, products, services, customer lists and customers, contacts, investors and investor information, suppliers, leads, information, markets, software, developments, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, or other business information disclosed by one Party to another Party either directly or indirectly in writing, orally, or by drawings or observation, whether or not marked or designated as "confidential," and all notes, analyses, summaries, and other materials that contain, are based on, or otherwise reflect, to any degree, any of the foregoing. Confidential Information will include all such information disclosed to a Party at, prior to, or following the Effective Date. Confidential Information will not include information that: (a) is in or enters the public domain without a breach of the confidentiality restrictions contained in this Agreement or another similar agreement; (b) is received from a third party without restriction on disclosure and without a breach of any nondisclosure obligation; or (c) is required to be disclosed by Order of any Governmental Entity; **provided, however,** that the disclosing Party is given reasonable notice and an opportunity to obtain a protective order against disclosure of such information.

"**Consent(s)**" means any consent, Order, authorization, registration, declaration, approval, action, waiver, and similar writing.

"**Contemplated Transactions**" means all of the transactions contemplated by this Agreement, any Transaction Document, or any other instrument, opinion, Contract, certificate, document, and other statement executed and/or delivered by any of the Parties pursuant to the terms and conditions of this Agreement, in connection with the transactions contemplated by this Agreement, or pursuant to the terms and conditions of any other Transaction Document.

"**Contract(s)**" means any contracts, agreements, licenses, deeds, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

"**EBITDA**" means, with respect to any Measurement Period, the net income before interest, income taxes, depreciation, and amortization of WaterVault for such period, determined in accordance with GAAP, but applied and calculated in a manner consistent with the EBITDA calculation derived from WaterVault' financial statements for the most recent fiscal year end set forth in the SEC Documents.

"**ERISA Affiliate**" means all employers, trades, or businesses (whether or not incorporated) that would be treated together with WaterVault or any of its Affiliates as a "single employer" within the meaning of Section 414 of the Code.

"**Encumbrance(s)**" means any mortgage, pledge, Lien, charge, encumbrance, lease, security interest, license, easement, restriction, encroachment, condition, covenant, claim, exception, option, equity, right, other interest, or other encumbrance of any kind or nature (whether absolute, accrued, disputed, contingent, or otherwise), including, without limitation, any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"**Environmental Law(s)**" means any applicable Law, and any Order or binding Contract with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation,

discharge, transportation, processing, production, disposal, or remediation of any Hazardous Materials. The term Environmental Law(s) includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"**ERISA**" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"**Exchange**" means the exchange of the TWO RIVERS Interests for the Closing Stock pursuant to the terms and conditions of this Agreement.

"**Exchange Act**" means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

"**Expenses**" means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of legal counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement, the Transaction Documents, and any Contemplated Transactions, any litigation with respect thereto, the preparation, printing, filing, and mailing of any filing to be made with any Governmental Entity (including the SEC), or in connection with other regulatory Consents, and all other matters related to the Exchange and the other Contemplated Transactions.

"**Fundamental Representations**" means: (a) with respect to WaterVault, those representations and warranties set forth in **Sections 3.01**, **3.02**, **3.06**, **3.10**, **3.12**, and **3.14**; and (b) with respect to the TWO RIVERS Parties, those representations and warranties set forth in **Sections 4.01**, **4.02**, and **4.08**.

"**GAAP**" means United States generally accepted accounting principles in effect from time to time.

"**Governmental Entity**" means any federal, state, local, county, municipal, or foreign government, regulatory authority, board, body, commission, or other political subdivision thereof, or any agency or instrumentality of any government or political subdivision, or any self-regulated organization or other non-governmental authority or quasi-governmental authority (to the extent that the rules, regulations, or Orders of this organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

"**Hazardous Substance**" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

"**Indemnified Party**" means any Party making a claim for indemnification under **Article VIII** of this Agreement.

"**Indemnifying Party**" means any Party against whom a claim for indemnification under **Article VIII** of this Agreement are asserted.

"**Independent Accountant**" means an impartial nationally recognized firm of independent certified public accountants, other the accountants of any Party, appointed by mutual agreement of WaterVault and the TWO RIVERS Parties.

"**Intellectual Property**" means all: (a) patent and patent rights, trademarks and trademark rights, trade names and trade name rights, copyrights and copyright rights, service marks and service mark rights, and all pending applications for and registrations of the same; (b) brand names, trade dress, business and product names, logos, and slogans; (c) proprietary technology, including all know-how, trade secrets, quality control standards, reports (including test reports), designs, processes, market research and other data, computer software and programs (including source codes and related documentation), formulae, inventions and other ideas, methodologies, and technical information; (d) claims of the owner of any intellectual property for infringement of its rights by a third party, no matter when arising; and (e) other intellectual property.

"**IRS**" means the United States Internal Revenue Service.

"**Knowledge**" means: (a) with respect to WaterVault, the actual knowledge of Wayne Harding, after due inquiry; and (b) with respect to the TWO RIVERS Parties, the actual knowledge of Andraya H. Carson, after due inquiry. An individual will be deemed to have actual knowledge of a particular fact or other matter if: (i) that individual is actually aware of that fact or matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation, warranty, covenant, or other agreement.

"**Law(s)**" means any law, common law, statute, constitution, ordinance, rule, regulation, code, Order, or legally enforceable requirement enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

"**Lease(s)**" means any leases, subleases, licenses, concessions, and other agreements (written or oral) under which WaterVault holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of WaterVault thereunder.

"**Leased Real Estate**" means any leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by WaterVault.

"**Liability**" means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

"**Lien(s)**" means, with respect to any property or asset, any pledges, liens, mortgages, charges, Encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

"**Loss(es)**" means any losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees, fees and the costs of enforcing any right to indemnification under this Agreement or any other Transaction Document, and the cost of pursuing any insurance providers.

"**Material Adverse Effect**" means, with respect to any Person, any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, properties, results of operations or prospects, condition (financial or otherwise), or assets of such Person and its Subsidiaries, taken as a whole; or (b) the ability of a Party to consummate the Exchange or the other Contemplated Transactions on a timely basis.

"**Notice(s)**" means any notices, requests, consents, claims, demands, waivers, and other communications under this Agreement or any other Transaction Document, all of which will be in writing.

"**Order(s)**" means any order, writ, assessment, decision, injunction, decree, stipulation, determination, award, ruling, or judgment of a Governmental Entity, whether temporary, preliminary, or permanent.

"**Owned Real Estate**" means all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by WaterVault.

"**Representative(s)**" means a Person's employees, managers, members, officers, directors, partners, shareholders, agents, attorneys, third-party advisors (including, without limitation, any accountants, insurers, rating agencies, consultants, bankers, financial advisors, custodians, and backup servicers), successors, and permitted assigns.

"**Permit(s)**" means any permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, Orders, Consents, authorizations, approvals, and similar writings granted or issued by or from Governmental Entities.

"**Person**" means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization, or other entity, including any Governmental Entity, commission, board, department, bureau, or instrumentality.

"**Real Estate**" means, collectively, the Owned Real Estate and the Leased Real Estate.

"**Restricted Business**" means any business or other venture which acquires, develops, or operates irrigated farmland and associated water rights and infrastructure, greenhouse operations, or redevelopment infrastructure for water management and delivery.

"**Sarbanes-Oxley Act**" means the Sarbanes-Oxley Act of 2002, as amended, and the regulations promulgated thereunder.

"**SEC**" means the United States Securities and Exchange Commission.

"**Securities Act**" means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

"**Subsidiary**" of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

"**Taxes**" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"**Tax Return(s)**" means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"**Territory**" means the United States of America.

"**Transaction Document(s)**" means, collectively, this Agreement and all other documents now or hereafter executed by any Party or any Representative of a Party in connection with the Exchange or the other Contemplated Transactions.

"**Treasury Regulations**" means the treasury regulations promulgated under the Code.

"**WaterVault Common Stock**" means shares of Common Stock of WaterVault, $0.001 par value per share.

"**WaterVault Series A**" means shares of Preferred 58,000,000 at a $1.00 Liquidation Preference share.

"**WaterVault Disclosure Schedule**" means the Disclosure Schedule, dated as of the Effective Date and delivered by WaterVault to the TWO RIVERS Parties concurrently with the execution of this Agreement.

"**TWO RIVERS Disclosure Schedule**" means the Disclosure Schedule, dated as of the Effective Date and delivered by the TWO RIVERS Parties to WaterVault concurrently with the execution of this Agreement.

"**TWO RIVERS PARTIES**" means Two Rivers Water & Farming Company, HCIC Holdings, LLC., and Huerfano Cucharas Irrigation Company.

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EXHIBIT A – DISCLOSED LIABILITIES

1. $7,300,000
2. $1,500,000
3. $683,0000

WATERVAULT
Keeping Water on the Land

EXHIBIT B

Schedule of Debt Assumption	
1. HCIC Note Holders	$ 6,819,000
2. Investors Fiduciary (Anderton/Parkins)	$ 1,500,000
3. CWCB State Fines Tear Down	$ 962,000
4. Legal/Engineering	$ 250,000
TOTALS	$ 9,531,000

HCIC Note Holders	
Collins, Orris J.	$ 224,191.66
Jeffrey & Jackie Dorenkamp	$ 43,472.39
Larry & Cheryl Sagsetter	$ 176,726.77
Dale Eller	$ 94,598.32
Tom & Laura Guardamondo	$ 150,637.43
Delores Horton	$ 340,554.31
Jackie Dorenkamp & Mary Lou George	$ 828,504.99
John Paul Horton III	$ 14,079.25
John Vendetti	$ 29,003.16
Lee Kammerdiner & Linda Collins	$ 1,216,159.88
Robert & Eva Kratzer	$ 112,631.33
Kurt & Donna Gendjar	$ 16,300.00
Lillian & Fred Norman	$ 37,838.96
Willy Faris - LPOP Ranch	$ 231,514.45
Kevin & Leah Mackey	$ 73,860.16
Kevin & Leah Mackey	$ 30,774.70
Orlando Estevan Maez	$ 187,985.56
Adella Martinez	$ 86,350.72
Sam & Mary Lou George	$ 43,472.39
Keith Michael Horton	$ 13,988.77
Michael Paul Horton	$ 13,988.77
Patricia Marie Horton	$ 14,079.25
Michael & Velma Rinks	$ 1,584,226.12
Ken Roehrich	$ 500,000.00
St. Charles Mesa Water District	$ 126,710.60
Tom Storm	$ 131,133.75
Accrued interest 2020 YTD	$ 358,216.31
Totals	**$ 6,681,000.00**

Legal/engineering. (Krassa/Squire/Hale/Lytle)	$ 250,000.00
Accrued interest payables CWCB	$ 138,000.00
Investors Fiduciary note ucc-1	$ 1,500,000.00
CWCB Note	$ 625,000.00
State Fines and Tear Down Costs	$ 337,000.00
Totals	**$ 2,850,000.00**

TOTAL	**$ 9,531,000.00**

FINAL